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SUMMARY OF 2000 SENIOR EXECUTIVE INCENTIVE PLAN                    EXHIBIT 10.32

A targeted bonus equal to 50% of Dennis Ganster's base compensation and 40% of the base compensation of the other senior executives is payable for the fiscal year 2000 upon achievement of performance goals. Fifty percent of the bonus is payable upon achievement of targeted revenue growth and fifty percent is payable upon achievement or targeted earnings per share levels. Actual bonuses may be greater or lesser than the targeted bonus levels, dependent upon deviation in actual performance from performance goals. Participating senior executives must be employed by the Company at the date of the payment of the bonus.